                          AGREEMENT AND PLAN OF MERGER



                            DATED AS OF JULY 14, 2000

                                  BY AND AMONG

                     WORLDWIDE SPORTS AND RECREATION, INC.,

                           SUNSHINE ACQUISITION, INC.

                                       AND

                             SERENGETI EYEWEAR, INC.

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2000, is by and among Worldwide Sports and Recreation, Inc., a Delaware corporation ("PURCHASER"), Sunshine Acquisition, Inc., a newly formed New York corporation and a wholly owned Subsidiary of Purchaser ("ACQUISITION SUB"), and Serengeti Eyewear, Inc., a New York corporation (the "COMPANY").

         WHEREAS, the Board of Directors of each of Purchaser, Acquisition Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Purchaser, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in furtherance thereof, it is proposed that Acquisition Sub make a cash tender offer (the "OFFER") to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share (the "COMPANY COMMON STOCK"), of the Company (the "SHARES") for $3.95 per Share, net to the seller in cash, without interest thereon (such price, as it may be modified as provided herein from time to time being referred to herein as the "PER SHARE AMOUNT"), upon the terms and subject to the conditions of this Agreement and the Offer; and

         WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Purchaser, Acquisition Sub and the Company has approved the merger of Acquisition Sub with and into the Company (the "MERGER") following the consummation of the Offer in accordance with the New York Business Corporation Law (the "NYBCL") and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, also in furtherance of such acquisition, concurrently with the execution of this Agreement and as an inducement for Purchaser and Acquisition Sub to enter into this Agreement, Purchaser, Acquisition Sub and each of the stockholders of the Company listed on EXHIBIT A attached hereto (the "TENDERING STOCKHOLDERS") are entering into a Tender and Voting Agreement of even date herewith (the "TENDER AND VOTING AGREEMENTS"), pursuant to which each of the Tendering Stockholders has agreed, upon the terms and subject to the conditions set forth therein, to tender all of the Shares owned by each such Tendering Stockholder to Acquisition Sub pursuant to the Offer, to approve this Agreement, the Offer, the Merger and each of the transactions contemplated hereby (collectively, the "TRANSACTIONS") and to refrain from exercising any Options (as defined in Section 2.8 hereof) held thereby until after the Effective Time; and

         WHEREAS, the Board of Directors of the Company (the "BOARD") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and in the best interests of such stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement, the Merger and each of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchaser, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Acquisition Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

         SECTION 1.1       THE OFFER.

                  (a) Provided that this Agreement shall not have been terminated in accordance with SECTION 8.1 and subject to the other provisions of this Agreement, as promptly as practicable but in no event later than five
(5) Business Days (as defined below) after the date of this Agreement, Acquisition Sub shall, and Purchaser shall cause Acquisition Sub to, commence the Offer. The initial scheduled expiration date for the Offer shall be twenty (20) Business Days following the commencement of the Offer. The obligation of Acquisition Sub to, and of Purchaser to cause Acquisition Sub to, accept for payment, and pay for, Shares of Company Common Stock properly tendered pursuant to the Offer shall be subject only to the conditions set forth in ANNEX A attached hereto (the "OFFER CONDITIONS"), any of which may be waived, in whole or in part, by Acquisition Sub, in its sole discretion except as set forth below. Acquisition Sub expressly reserves the right to modify the terms of the Offer in a manner not inconsistent with this Agreement, except that, without the prior written consent of the Company, Acquisition Sub shall not (i) waive or otherwise modify the Minimum Condition (as defined in ANNEX A attached hereto) so as to reduce the minimum number of Shares that Acquisition Sub will accept in the Offer to an amount constituting less than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding Shares, (ii) reduce the Per Share Amount, (iii) impose any conditions to the Offer in addition to the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer,
(vi) reduce the maximum number of Shares to be purchased, or (vii) amend, add to or waive (except to the extent expressly permitted by this Agreement) any other term of the Offer in a manner adverse to the holders of Shares of Company Common Stock. Notwithstanding the foregoing, Acquisition Sub may, without the consent of the Company, (i) extend the Offer if, at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but, in any event, Acquisition Sub shall not, without the prior written consent of the Company, extend the Offer beyond the Cut-Off Date (as defined in SECTION 8.1(b) hereof) or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the

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Offer but, in any event, Acquisition Sub shall not, without the prior written consent of the Company, extend the Offer beyond the Cut-Off Date. Purchaser and Acquisition Sub each agree that Acquisition Sub will not terminate the Offer between scheduled expiration dates (except in the event that this Agreement is terminated) and that, in the event that Acquisition Sub will otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the Offer Conditions, unless this Agreement shall have been terminated, Acquisition Sub shall, and Purchaser shall cause Acquisition Sub to, extend the Offer until such date as the Offer Conditions have been satisfied or such later date as required by applicable federal securities law; provided however, that nothing herein shall require Acquisition Sub to extend the Offer beyond the Cut-Off Date (as defined in SECTION 8.1(b) hereof). Subject to the terms and conditions of the Offer in this Agreement, Acquisition Sub shall, and Purchaser shall cause Acquisition Sub to, accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably possible after Acquisition Sub is permitted to accept such Shares for payment pursuant to the Offer, and then pay for such Shares promptly as required by SEC Rule 14(e)-1(c). The Per Share Amount shall, subject to all applicable withholding of taxes, be paid net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer and this Agreement. If this Agreement is terminated by either Purchaser or Acquisition Sub or by the Company, Acquisition Sub shall, and Purchaser shall cause Acquisition Sub to, promptly terminate the Offer. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered in the Offer. As used herein, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close under the laws of the State of New York or the laws of the United States.

                  (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser and Acquisition Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with any supplements or amendments thereto, the "SCHEDULE 14D-1") with respect to the Offer, which shall contain an offer to purchase (the "OFFER TO PURCHASE") and a related letter of transmittal, summary advertisement and related documents (such Schedule 14D-1 and the documents included therein pursuant to which the Offer would be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"), and Purchaser and Acquisition Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by SEC Rule 14d-5 and other applicable federal and state securities laws and the rules of any stock exchange or stock market in which the Shares are then traded. Purchaser, Acquisition Sub, and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser and Acquisition Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be promptly filed with the SEC and the other Offer Documents as so corrected to be promptly disseminated to holders of the Shares, in each case as and to the extent required by applicable federal and state securities laws and the rules of any stock exchange or stock market in which the Shares are then traded. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Purchaser and Acquisition Sub agree to provide the Company and its counsel any comments Purchaser,

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Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         1.2      COMPANY ACTIONS.

                  (a) Subject to the terms and conditions set forth herein (including, but not limited to, the Offer Conditions), the Company hereby approves of and consents to the Offer and represents and warrants that the Board, at a meeting duly called and held, in which a quorum of directors were present, duly adopted resolutions which approve this Agreement, the Offer and the Merger, determine that, in the opinion of the Board, the Offer, the Merger and the Transactions contemplated herein are in the best interests of the Company and its stockholders and are fair to the stockholders and recommend that the holders of the Shares accept the Offer and, if required by applicable law, approve the Merger. Subject to the fiduciary duties of the Board under applicable law as determined by the Board in good faith after receiving advice of independent counsel, the Company hereby consents to the inclusion in the Offer Documents and in the Schedule 14D-9 referred to below of the recommendation of the Company's Board of Directors described in this
SECTION 1.2.

                  (b) As soon as reasonably practicable after the Offer Documents are filed with the SEC and as otherwise required by applicable law, the Company shall, pursuant to SEC Rule 14d-9, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") containing the recommendation of the Board described in
SECTION 1.2(a) and shall disseminate a copy of Schedule 14D-9 to the stockholders of the Company to the extent required by SEC Rule 14d-9 and any other applicable securities laws. The Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Each of the Company, Purchaser and Acquisition Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be promptly filed with the SEC and promptly disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal and state securities laws and the rules of any stock exchange or stock market in which the Shares are then traded. Purchaser and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to the Company's stockholders. The Company agrees to provide Purchaser and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Acquisition Sub promptly with mailing labels containing the names and addresses of the recordholders of Shares as of a recent date and of those Persons becoming recordholders subsequent to such date, together with copies of all lists indicating current stockholders, security position listings and related computer files, if available, and all information in the Company's

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possession or control regarding the names, addresses and holdings of beneficial owners of Shares, and shall furnish to Acquisition Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Purchaser or Acquisition Sub may reasonably request in communicating the Offer to the Company's stockholders. The Company represents that the information provided to Purchaser or Acquisition Sub pursuant to this
SECTION 1.2(c) shall be true and correct as of its respective dates. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Acquisition Sub and their officers, agents, employees and advisors shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly, upon request, deliver to the Company or destroy, and will use their commercially reasonable efforts to cause their officers, agents, employees, advisors, associates and agents to deliver or destroy, all copies of such information then in their possession or control.

         1.3 DIRECTORS. (a) Effective upon the acceptance for payment by Acquisition Sub of, and payment by Acquisition Sub for, Shares constituting sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding Shares pursuant to the Offer, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (after giving effect to the election of any additional directors pursuant to this SECTION 1.3) and
(ii) the percentage that the number of Shares owned by Purchaser or Acquisition Sub (including Shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause the Company's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both. At such times, the Company will use its best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Board of (x) each committee of the Board, (y) each board of directors of each Subsidiary of the Company and (z) each committee of each such board.

                  (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this SECTION 1.3. Purchaser will promptly supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company's obligations under this
SECTION 1.3(b) are conditioned on the Purchaser's timely provision of such required information to the Company.

         (c) Following the election of designees of Purchaser to the Board pursuant to this SECTION 1.3, prior to the Effective Time, any amendment of this Agreement, any amendment of the Certificate of Incorporation or By-laws of the Company which is not expressly contemplated hereby, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Acquisition Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who are not designees of Purchaser.

         1.4 CONSUMMATION OF MERGER. From the date of acceptance for payment by Acquisition Sub of Shares pursuant to the Offer, the Company shall take all actions necessary to consummate the Merger as soon thereafter as reasonably practicable.


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Company and Acquisition Sub shall consummate the Merger in accordance with the NYBCL pursuant to which (i) Acquisition Sub shall merge with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (ii) the Company shall be the successor or the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), shall continue to be governed by the laws of the State of New York and shall be a wholly-owned Subsidiary of Purchaser, and (iii) the corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Purchaser may, upon notice to the Company, modify the structure of the Merger if Purchaser determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendments to this Agreement necessary or desirable to accomplish such structure modification, provided that no such amendments shall reduce the Merger Consideration (as hereinafter defined).

         SECTION 2.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII, the parties hereto shall cause (i) a Certificate of Merger to be executed and filed on the Merger Closing Date (as hereinafter defined) (or on such other date as Purchaser and the Company may agree) with the Secretary of State of the State of New York in such form as required by, and executed in accordance with the relevant provisions of the NYBCL, and (ii) all other filings or recordings required by the NYBCL in connection with the Merger. Prior to the filing referred to in this
SECTION 2.2, a closing (the "MERGER CLOSING") will be held at the offices of Katten Muchin Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, at 9:00 a.m. Chicago time (or such other place as the parties may agree). The date on which the Merger Closing occurs is referred to herein as the "MERGER CLOSING DATE"). The Merger shall become effective at such time as such Certificate of Merger is duly filed with the Secretary of State of the State of New York, or at such later time specified in such Certificate of Merger (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

         SECTION 2.3 EFFECTS OF THE MERGER. At the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges,

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powers and franchises of the Company and Acquisition Sub shall vest in the
Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.4 CERTIFICATE OF INCORPORATION; CERTIFICATE OF DESIGNATION AND BY-LAWS.

                  (a) The Certificate of Incorporation of Acquisition Sub in effect at the Effective Time shall be amended as of the Effective Time in order to change the name of Acquisition Sub to "Serengeti Eyewear, Inc." and such Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law and such Certificate of Incorporation.

                  (b) The By-laws of Acquisition Sub in effect at the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 2.5 DIRECTORS. The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified. The Company shall cause each director of the Company's Subsidiaries which are corporations to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

         SECTION 2.6 OFFICERS. The officers of Acquisition Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         SECTION 2.7 SUBSEQUENT ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all rights, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 2.8 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any shares of common stock of Acquisition Sub:

                  (a) Each issued and outstanding share of common stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and non-assessable share of Common
Stock of the Surviving Corporation.

                  (b) Subject to SECTIONS 2.8(d) AND 3.1, each issued and outstanding Share (other than Shares to be canceled in accordance with SECTION 2.8(c)) shall be canceled and become the right to receive in cash, without interest, the Per Share Amount set forth in the Offer (the "MERGER CONSIDERATION"). As of the Effective Time, all such Shares shall be canceled in accordance with this SECTION 2.8(b), and when so canceled, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (c) Each share of Company Common Stock (including, without limitation, the Shares purchased pursuant to the Offer) owned by the Company, any Company Subsidiary, Purchaser, or Acquisition Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (d) Each option granted to an employee, consultant or director of the Company or its Subsidiaries to acquire Shares ("OPTION") that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be terminated and canceled. At the Effective Time, all holders of canceled Options, whether or not then vested or exercisable, having an exercise price per share that is less than the Per Share Price, shall receive in exchange for such canceled Options, the right to receive in cash, without interest, a single lump payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess of the Per Share Price over the exercise price per share of such Option, and all holders of canceled Options, whether or not then vested or exercisable, having an exercise price per share that is greater than the Per Share Price shall receive no consideration in exchange for such canceled Options.

                  (e) Each Company Warrant (as hereinafter defined) that is outstanding as of the Effective Time, whether or not then exercisable, shall automatically be terminated and canceled. At the Effective Time, all holders of canceled Company Warrants, whether or not then exercisable, having an exercise price per share that is less than the Per Share Price, shall receive in exchange for such terminated and canceled Company Warrants the right to receive in cash, without interest, a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Company Warrant, and (2) the excess of the Per Share Price over the exercise price per share of such Company Warrant, and all holders of terminated and canceled Company Warrants, whether or not then exercisable, having an exercise price per share that is greater than the Per Share Price shall receive no consideration in exchange for such terminated and canceled Company Warrants.

         SECTION 2.9       STOCKHOLDERS' MEETINGS.

                  (a) In order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable legal, regulatory and stock exchange or stock market requirements, and subject to their fiduciary duties and obligations:

                           (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "STOCKHOLDERS' MEETING") to be held as soon as practicable following the acceptance for payment and purchase of Shares pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger;

                           (ii) include in the Merger Proxy Statement (as hereinafter defined) the recommendation of the Board that the stockholders of the Company vote in favor of the approval of the Merger;

                           (iii) prepare and file with the SEC a preliminary proxy or information statement relating to this Agreement and the Merger and use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Merger Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement, and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "MERGER PROXY STATEMENT"), to be mailed to its stockholders at the earliest practicable time following the expiration or termination of the Offer; PROVIDED, HOWEVER, that no amendment or supplement to the Merger Proxy Statement will be made by the Company without consultation with Purchaser and its counsel, and (B) subject to its fiduciary duties as unanimously determined in good faith by the Board, based as to legal matters on the written advice of legal counsel, to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the Transactions. At such meeting, Purchaser and its affiliates shall vote, or cause to be voted, all Shares owned by them in favor of approval and adoption of the Merger; and

                  (b) Purchaser will provide the Company with the information concerning Purchaser required to be included in the Merger Proxy Statement.

                  (c) Notwithstanding anything herein to the contrary, Purchaser, the Company and Acquisition Sub agree that, in lieu of holding the Stockholders' Meeting, the Company may obtain the approval and adoption of this Agreement, the Merger and the other Transactions by the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares, by written consent pursuant to SECTION 615 of the NYBCL ("APPROVAL BY CONSENT"). In addition, the Company agrees with and covenants to Purchaser and Acquisition Sub that the Company shall use all reasonable efforts to permit the Company's stockholders to effect Approvals by Consent to adopt and approve, for purposes of SECTION 903 of the NYBCL, this Agreement, the Merger and the other Transactions and to comply with and satisfy as promptly as practicable any applicable legal, regulatory or stock exchange or stock market requirements that apply to approving this Agreement, the Merger and the other Transactions by way of Approval by Consent. If Company

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stockholder approval and adoption is obtained by Approval by Consent, the
Company shall not be required to call the Stockholders' Meeting.


                                   ARTICLE III

                      DISSENTING SHARES; EXCHANGE OF SHARES

         SECTION 3.1       DISSENTING SHARES.

                  (a) Notwithstanding anything in this Agreement to the contrary (except for the provisions of SECTION 3.1(b)), any Shares held by a holder who has demanded and perfected his demand for appraisal of his, her or its Shares in accordance with the NYBCL (including, but not limited to, SECTIONS 623 AND 910 thereof) and as of the Effective Time has neither withdrawn nor lost his, her or its right to such appraisal ("DISSENTING SHARES") shall not be converted into or represent a right to receive the Merger Consideration pursuant to SECTION 2.8, but the holder thereof shall be entitled to only such rights as are granted by the NYBCL.

                  (b) Notwithstanding the provisions of SECTION 3.1(a), if any holder of Shares who demands appraisal of his Shares under the NYBCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in SECTION 3.1(a), without interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to SECTION 3.2 hereof.

                  (c) If applicable, the Company shall give Purchaser (i) prompt notice of any demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the NYBCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

         SECTION 3.2       EXCHANGE OF CERTIFICATES.

                  (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "EXCHANGE AGENT"), and on or prior to the Effective Time, Purchaser shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent, cash in an amount necessary for the payment of the Merger Consideration as provided in SECTION 2.8 upon surrender of certificates representing Shares (the "CERTIFICATES") as part of the Merger. Funds made available to the Exchange Agent shall be invested by the Exchange Agent as directed by Acquisition Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (it being understood that any and all interest or income earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Purchaser).

                  (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent, shall contain instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration and shall be in such form and contain such other provisions as Purchaser and the Company may reasonably specify (together, the "TRANSMITTAL DOCUMENTS")). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with duly executed Transmittal Documents, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) the Merger Consideration in respect of all Shares formerly represented by such Certificate which such holder has the right to receive, as set forth in SECTION 2.8. The Certificate(s) so surrendered shall forthwith be canceled. All cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. Until surrendered in accordance with the provisions of and as contemplated by this SECTION 3.2, any Certificate (other than Certificates representing Shares subject to SECTIONS 2.8(c) and other than Dissenting Shares, if applicable) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration.

                  (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III. No interest shall accrue or be paid on or with respect to any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

                  (d) From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                  (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, in accordance with SECTION 2.8, for Shares represented thereby. When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to execute and deliver to the Surviving Corporation an indemnity agreement, in form acceptable to the Surviving Corporation, pursuant to which such owner agrees to indemnify the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (f) Promptly following the date which is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the Transactions, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

                  (g) Subject to ARTICLE II, the Merger Consideration paid in the Merger, if any, shall be net to the holder of Shares in cash, subject to reduction only for any applicable federal withholding taxes or stock transfer taxes payable by such holder.

                  (h) Notwithstanding anything to the contrary in this SECTION 3.2, none of the Exchange Agent, Purchaser or the Surviving Corporation shall be liable to any holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in that certain Company Disclosure Schedule dated the date hereof and delivered to Purchaser prior to the execution hereof (the "SCHEDULE"), the Company represents and warrants the following to Purchaser and Acquisition Sub. Any information disclosed in any Section of the Schedule, if reasonably related to any other Section or Sections of the Schedule and described in reasonable detail so as to allow a reasonable person to make the applicable cross-reference or connection, shall be deemed disclosed in reference to all applicable Sections of the Schedule.

         SECTION 4.1 ORGANIZATION, GOOD STANDING, ETC. The Company and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the respective states of their incorporation, have all requisite power to own their properties and to carry on their businesses as now being conducted and are duly qualified to do business and are in good standing in all other jurisdictions in which qualification as a foreign corporation is required, except for such failure to be qualified and in good standing, if any, which when taken together with all other such failures of the Company and its Subsidiaries would not in the aggregate have a Company Material Adverse Effect, as defined below. Each such corporation, state of incorporation and jurisdiction is set forth in
SECTION 4.1 of the Schedule. As used herein, the term "SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used herein, "COMPANY MATERIAL ADVERSE EFFECT" means any event, change or effect that is materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that "Company Material Adverse Effect" shall not include (A) any event, change or effect arising out of or attributable to (i) any decrease in the market price of the shares of Common Stock (but not any event, change or effect underlying such decrease to the extent that it would otherwise constitute a Company Material Adverse Effect), (ii) general economic conditions or events, changes or effects affecting the securities markets generally, (iii) events, changes or effects that generally affect the industry in which the Company and its Subsidiaries operate (including legal and regulatory changes), or (iv) changes arising primarily from the consummation of the transactions contemplated by this Agreement or the announcement of the execution of this Agreement; or (B) any consideration of the Company's EBITDA (as defined below), solely in and of itself, for June, July or August, 2000, unless the Company's actual reported EBITDA (without regard to adjustments) for June, 2000 is less than $500,000, for July, 2000 is less than 0, or for August, 2000 is less than negative $200,000. For purposes of this Agreement, the Company's EBITDA shall mean, for the calendar months of June, July and August, 2000, the excess of total revenues over total expenses of the Company and its Subsidiaries for each such calendar month, before provision for income taxes and excluding any extraordinary items, plus the aggregate amounts deducted in determining such expenses in respect of interest expense, depreciation and amortization for such calendar month, in each case as determined in accordance with GAAP and consistent with past practices.

         SECTION 4.2 AUTHORIZED SHARES, ABSENCE OF OPTIONS, WARRANTS, ETC. The authorized capital stock of the Company consists of 10,000,000 Shares, and 1,000,000 shares of Preferred Stock of which 15,000 shares are designated as Series A Preferred Stock of the Company ("COMPANY SERIES A STOCK"), 15,000 shares are designated as Series B Preferred Stock of the Company ("COMPANY SERIES B STOCK"), and 15,000 shares are designated as Series C Preferred Stock ("COMPANY SERIES C STOCK"). As of the date hereof, (i) 2,384,000 Shares are issued and outstanding, (ii) 8,513 shares of Company Series A Stock are issued and outstanding, (iii) 8,435 shares of Company Series B Stock are issued and outstanding, (iv) 8,435 shares of Company Series C Stock are issued and outstanding, and (v) no shares of capital stock are held in the Company's treasury. There are no other outstanding shares of capital stock or voting securities of the Company and no outstanding commitments to issue any shares of capital stock or voting securities of the Company after the date of this Agreement other than pursuant to the exercise of options outstanding as of the date of this Agreement under any Company Plan (as defined in SECTION 4.17 below) which are set forth on SECTION 4.2 of the Schedule, or warrants outstanding as of the date of this Agreement which are set forth on SECTION 4.2 of the Schedule (the "COMPANY WARRANTS"). A true, accurate and complete list of all material terms (including the exercise prices and the dates of grant or issuance) of such options and the Company Warrants is included in SECTION 4.2 of the Schedule. All of the outstanding Shares are, and all Shares issuable upon due exercise of the securities listed below will be, when issued in accordance with the terms of such securities, duly authorized, validly issued, fully paid and nonassessable by the Company. Other than the Tender and Voting Agreements, to the Company's Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any such Shares. There are no outstanding preemptive rights, calls, rights of conversion or exchange or other rights, commitments or agreements of any character relating to the authorized or issued Shares known to the Company. The Company is the owner of all outstanding equity securities of each of its Subsidiaries, free and clear of any Liens other than Permitted Liens (as defined in SECTION 4.10 below); no equity securities of any of such Subsidiaries are held in the treasury of any of such Subsidiaries; there are no other equity securities of any class of any of such Subsidiaries reserved for issuance as of the date of this Agreement; there are no voting trusts or other agreements or understandings with respect to the voting of any of the equity securities of such Subsidiaries; and there are no outstanding options, warrants, preemptive rights, calls, rights of conversion or exchange or other rights, commitments or agreements of any character relating to equity securities of any of such Subsidiaries. SECTION 4.2 of the Schedule lists all stocks, bonds, debentures and other interests in or securities of such Subsidiaries and of other business enterprises owned by the Company or any of its Subsidiaries. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security, any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

         SECTION 4.3 EFFECT OF AGREEMENT. The execution and delivery of this Agreement by the Company and the consummation of the Merger have been duly authorized by the Board, do not require the consent, approval or authorization of or filing with any Person or any Federal, state or local government or any court, administrative agency or commission or other governmental entity or agency or foreign government, court, administrative agency or commission or other governmental authority or agency (a "GOVERNMENTAL ENTITY") (i) except in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) pursuant to the applicable requirements of the Exchange Act and the SEC's rules and regulations promulgated thereunder, (iii) the filing and, if applicable, recordation of the Certificate of Merger pursuant to the NYBCL and (iv) and the consents, waivers or approvals from Persons to specified contracts listed in SECTION 4.3 of the Schedule and will not, subject to obtaining the aforesaid consents, waivers or approvals and making the aforesaid filings, violate any material law, statute, regulation, injunction, order or decree of any Governmental Entity, or conflict with or result in a material breach of or constitute a material default under any of the terms or provisions of, or give any Person the right to terminate, any mortgage, note, bond or indenture or material obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its or their properties may be bound. Subject to securing the consents, waivers and approvals set forth in SECTION 4.3 of the Schedule, the execution and delivery of this Agreement by the Company and the consummation of the Merger will not give to others any interests or rights, including rights of termination or cancellation, in or with respect to any material property, asset, contract, agreement, license or other commitment or instrument of the Company or any of its Subsidiaries.

         SECTION 4.4 CONTRACTS AND COMMITMENTS. Neither the Company nor any of its Subsidiaries is in material breach or violation of or in material default
(i) under any of the terms or provisions of any mortgages, leases, notes, bonds, indentures, commitments, contracts, agreements, licenses or other instruments to which such corporation is a party or by which it or any of its properties is bound and which singularly is or in the aggregate are material to the business, properties, financial condition or operations of such corporation, (ii) under any material law, judgment or decree, or any order, rule or regulation applicable to such corporation or to any of its properties or (iii) in the payment of any of its material obligations for borrowed funds, and there exists no known condition or known event which, after notice or lapse of time or both, would constitute a default in connection with any of the foregoing. SECTION 4.4 of the Schedule contains a correct and complete list of every material contract, agreement, lease or commitment, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its or their assets or properties are bound, including all amendments and other modifications thereto (collectively, the "MATERIAL CONTRACTS"). The Company has made available to Purchaser a true and complete copy of all Material Contracts. Each Material Contract is a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable in accordance with its terms, and is in full force and effect, subject to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. To the Company's Knowledge, no other party to any Material Contract, is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any material respect thereunder and to the Company's Knowledge there exists no condition which would constitute a material breach or default by any other party thereunder. To the Company's Knowledge, none of the Company or any of its Subsidiaries has been notified that any other party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise. As used herein, "COMPANY'S KNOWLEDGE" means the actual knowledge of Stephen Nevitt and William McMahon after reasonable inquiry of Lucia Almquist, John Sanchez, Douglas Hinton, Jeffrey Rubin and Alison MacDonald.

         SECTION 4.5 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has made available to Purchaser a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "SECURITIES ACT")), definitive proxy statement and other filings filed with the SEC by the Company since January 1, 1997, and, prior to the Effective Time, the Company will have made available to Purchaser true and complete copies of any additional documents filed with the SEC by the Company after the date hereof but prior to the Effective Time (collectively, the "COMPANY SEC DOCUMENTS"). In addition, the Company has made available to Purchaser all exhibits (including those exhibits incorporated by reference) to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Purchaser all exhibits to any additional Company SEC Documents filed prior to the Effective Time. The Company has filed with the SEC all reports and registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. All material documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filings dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made and at the time, not misleading, except to the extent corrected by a subsequently filed the Company SEC Document. The financial statements of the Company (including, but not limited to, the financial statements of the Company through the periods ended December 31, 1999 (the "DECEMBER 1999 BALANCE SHEET") and March 31, 2000 (the "MARCH 2000 BALANCE SHEET", respectively), including any amendments or restatements thereof prior to the date hereof and the notes thereto, included in the Company SEC Documents filed prior to the date hereof (the "COMPANY FINANCIAL STATEMENTS"), copies of which have been made available to the Purchaser by the Company prior to the date of this Agreement, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present the consolidated financial condition, operating results, and cash flows of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which are not material). There has been no change in the Company's accounting policies except as described in the notes to the Company Financial Statements. The Company has not received from its independent auditors, at any time since January 1, 1997, a letter or any other written notice stating that the auditors' review of the Company's system of internal accounting controls or any of its Subsidiaries' systems of internal accounting controls, to the extent the auditors deemed such a review necessary in establishing the scope of their examinations of the Company's consolidated financial statements since such date, disclosed any weakness in internal controls that the auditors considered a material weakness.

         SECTION 4.6 ABSENCE OF LIABILITIES; INDEBTEDNESS. (a) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, which have not been (i) reflected in the December 1999 Balance Sheet, none of which have had or could reasonably be expected to have a Company Material Adverse Effect, (ii) specifically described in SECTION 4.6(a) of the Schedule, (iii) incurred in the ordinary course of the Company's business since December 31, 1999, none of which have had or could reasonably be expected to have a Company Material Adverse Effect or (iv) incurred under or in connection with this Agreement.

         (b) Section 4.6(b) of the Schedule sets forth a true, accurate and complete list of (i) all Indebtedness of the Company or its Subsidiaries, including, but not limited to, Indebtedness owed to affiliates of the Company and its Subsidiaries and (ii) all Indebtedness owed to the Company and its Subsidiaries by affiliates of the company or its Subsidiaries.

         SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as set forth in SECTION 4.7 of the Schedule, the Company and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1999, except as disclosed in SECTION 4.7 of the Schedule, (i) neither the Company nor any of its Subsidiaries has sustained any material damage, destruction or loss by reason of fire, flood, accident or other calamity (whether or not covered by insurance); (ii) there have been no material adverse changes in the condition (financial or otherwise), business, net worth, assets, properties, obligations or liabilities (fixed or otherwise) of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has incurred any material liability or obligation for the payment of money extending more than one year (including, but not limited to, liabilities or obligations under or pursuant to capital leases), except for operating leases entered into in the ordinary course of business; (iv) neither the Company nor any of its Subsidiaries has paid any obligation or liability (fixed or contingent) except current liabilities included in the December 1999 Balance Sheet and current liabilities incurred since December 31, 1999 in the ordinary course of business or pursuant to the terms of this Agreement; (v) the Company has not declared any other dividend or other distribution on or with respect to any Shares or other securities of the Company; (vi) the Company has not purchased, redeemed or otherwise acquired for consideration, directly or indirectly, any Shares or other securities of the Company; (vii) neither the Company nor any of its Subsidiaries has disposed of, or agreed to dispose of, any material property or asset, other than in the ordinary course of business and for a consideration at least equal to the fair market value of such property or asset; (viii) neither the Company nor any of its Subsidiaries has made any expenditures or commitments for the purchase, acquisition, construction or improvement of a capital asset except in the ordinary course of business and in an aggregate amount not exceeding $100,000; (ix) neither the Company nor any of its Subsidiaries has repaid Indebtedness (as hereinafter defined) of the Company or any of its Subsidiaries to any affiliates of the Company or any of its Subsidiaries; (x) neither the Company nor any of its Subsidiaries has incurred any Indebtedness, other than Indebtedness incurred in the ordinary course of business; (xi) neither the Company nor any of its Subsidiaries has amended its Certificate of Incorporation or By-Laws; and (xii) except as set forth above, neither the Company nor any of its Subsidiaries has entered into any other transaction or contract other than in the ordinary course of business. Except as set forth in SECTION 4.7 of the Schedule, there are no scheduled, and the Company does not expect to make any, dividends on other distributions (whether cash, stock or otherwise) on or respect to any Shares or other securities of the Company between the date of the Agreement and the Cut-Off Date. For purposes of this Agreement, "INDEBTEDNESS" means any liability, whether or not contingent,
(i) in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) but excluding trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with GAAP, (iii) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person and (iv) any penalties, fees and expenses relating to prepayment or otherwise with respect to any of the foregoing.

         SECTION 4.8 TAX AND OTHER RETURNS. Except as set forth in SECTION 4.8 of the Schedule (i) all federal tax returns and tax reports required to be filed by the Company and its Subsidiaries have been timely filed with (taking into account any extension of time granted to, or obtained by or on behalf of, the Company or its Subsidiaries) the appropriate Governmental Entities where such returns and reports are required to be filed and all such tax returns were true, accurate and complete in all material respects; (ii) all material foreign, state and local tax returns and tax reports required to be filed by the Company or any of its Subsidiaries in those jurisdictions where either the Company or any of its Subsidiaries have qualified to do business, and which relate to income, profits, franchise or property taxes, have been filed with the appropriate Governmental Entity in such jurisdiction, and all such tax returns were true, accurate and complete in all material respects; (iii) all federal, state, local and foreign income, profits and franchise taxes (including interest and penalties) shown due on the tax returns and tax reports referred to in (i) and (ii) of this SECTION 4.8 have been fully paid; (iv) the Company and its Subsidiaries have provided in its Company Financial Statements, and at the Effective Time will have provided in its financial statements for periods through the Effective Time, adequate accruals in accordance with GAAP for all taxes that have been, or will have been, incurred but have not been paid, whether or not shown as being due on any tax returns, for all periods through the Effective Time; (v) no waivers of statutes of limitation have been given or requested; (vi) there is no dispute or claim concerning any additional tax liability of the Company or any of its Subsidiaries made by any taxing authority with respect to the returns and reports filed by the Company or its Subsidiaries and referred to in (i) and (ii) of this SECTION 4.8 and (vii) to the Company's Knowledge, no taxing authority has given the Company notice that it will assess any additional tax liability for any tax return or report filed by the Company or its Subsidiaries referred to in (i) and (ii) of this SECTION 4.8 and none of the Company's or its Subsidiaries' advisors have advised the Company or its Subsidiaries that there is a substantial likelihood that such additional taxes may be assessed. No power of attorney has been executed or filed by or on behalf of the Company or its Subsidiaries with respect to taxes.

         SECTION 4.9 EMPLOYMENT ARRANGEMENTS. Except as disclosed in SECTION 4.9 of the Schedule, neither the Company nor any of its Subsidiaries is a party to any employment, agency, commission or consultant contract, written or oral, with any present or former officer, director or employee, consultant or agent, or any collective bargaining agreement. Except as disclosed in SECTION 4.9 of the Schedule, since December 31, 1999, there has been no change in any such plan or arrangement or in compensation to any director or officer, or any change, either material in amount or other than in the ordinary course of business, in compensation to any other employee of the Company or any of its Subsidiaries. Except as disclosed in SECTION 4.9 of the Schedule, since December 31, 1999, there have been no bonus, profit sharing, incentive, pension or similar payments made to any employee, consultant or agent by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries committed to make any such payments. Except as set forth in SECTION 4.9 of the Schedule, no director, officer, employee or agent of the Company or any of its Subsidiaries is entitled to receive, or has any claim with respect to, a bonus, "success fee", severance or separation payment or other payment as a result of the consummation of the Transactions contemplated by this Agreement or the termination of his, her or its employment with or by the Company in connection therewith or otherwise. No present or former officer, director, employee, consultant or agent of the Company has any claims to recapture unearned incentive compensation.

         SECTION 4.10 PROPERTY. The Company and each of its Subsidiaries have good and marketable title in fee simple to all of the real property respectively owned by them, and good title to all of the other tangible properties and assets respectively owned by them, free and clear of all Liens except (i) Liens for taxes not yet delinquent; (ii) Liens being contested in good faith by appropriate proceedings (which Liens are described in SECTION 4.10 of the Schedule); (iii) such imperfections of title and encumbrances, if any, as do not materially interfere with the present use of such property; and (iv) for those listed in SECTION 4.10 of the Schedule ("PERMITTED LIENS"). Neither the Company nor any of its Subsidiaries has received written notice of material violation of any material zoning regulation, ordinance or other law, order, regulation or requirement relating to real property owned or leased by it. The tangible personal property of the Company and its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries is fit for the use which is intended, free from any material defects and is in good operating condition and repair (ordinary wear and tear excepted). None of the Company or any of its Subsidiaries owns any material amounts of personal property that are obsolete or of below standard quality. Since December 31, 1999, the Company has maintained its inventory at levels maintained in the ordinary course, consistent with past practice and taking into account the seasonality of its business. None of the material tangible personal property is located other than at the locations of the Company or any of its Subsidiaries or vendors set forth on
SECTION 4.10 of the Schedule. No portion of the real property owned or leased by the Company or any of its Subsidiaries is subject to any pending condemnation proceeding or proceeding by any Governmental Entity materially adverse to such property, and, to the Company's Knowledge, none of the Company or any of its Subsidiaries knows of any threatened condemnation proceeding with respect to such property. The buildings, plants, improvements, structures and fixtures on the real property owned or leased by the Company or any of its Subsidiaries, including, without limitation, heating, ventilation, mechanical, electrical, sewer, sprinkler and air conditioning systems, roof, foundation and floors, (i) are in good operating condition in all material respects, ordinary wear and tear excepted, and (ii) are in accordance in all material respects with all applicable laws, ordinances, rules and regulations applicable to the Company or any of its Subsidiaries or such property, including those relating to building, zoning, fire or health codes, and, to the Company's Knowledge, neither the Company nor any of its Subsidiaries has received any notice alleging any such violation or requiring or calling attention to the need for any work, repairs, construction, alteration or installation on or in connection with such real property which has not been heretofore been complied with in all material respects by the Company or its Subsidiaries.

         SECTION 4.11 PATENTS, TRADEMARKS, ETC. (a) SECTION 4.11 of the Schedule correctly lists all domestic and foreign letters patent, patent applications, patent, technology and know-how licenses and royalty agreements, trade names, trademark (including service mark) registrations and applications, common law trademarks, trademark licenses and royalty agreements, copyrights and copyright registrations and applications and copyright licenses and royalty agreements ("INTELLECTUAL PROPERTY") used or held by the Company or any of its Subsidiaries. Unless otherwise indicated in SECTION 4.11 of the Schedule, the Company or such Subsidiary either owns or has the right to use (in the manner presently being used by the Company or such Subsidiary) by license, sublicense, agreement, or permission all of the Intellectual Property set forth on SECTION
4.11 of the Schedule. Except as otherwise set forth in SECTION 4.11 of the Schedule, the

Company has not granted a license, nor entered into a written agreement, relating in whole or in part, to any of the Intellectual Property of the Company used in connection with the conduct of its business, and there has been no assertion thereof by any Person. To the Company's Knowledge, there is no infringement or other adverse claim against the rights of the Company with respect to any of the Intellectual Property used or owned by the Company in connection with the conduct of its business. None of the Intellectual Property is subject to any pending or, to the Company's Knowledge, threatened litigation or other adverse claims except as set forth in SECTION 4.11 of the Schedule. Neither the Company nor any of its Subsidiaries has received written notice or, to the Company's Knowledge, oral notice that the use by it of such Intellectual Property may infringe upon or conflict with any intellectual property rights of any Person. Subject to securing the consents, waivers and approvals set forth in
SECTION 4.11 of the Schedule, the execution and delivery of this Agreement by the Company and the consummation of the Merger will not give to any Person any interests or rights, including rights of termination or cancellation, in or with respect to any of the Intellectual Property owned, used or held by the Company or any of its Subsidiaries.

         SECTION 4.12 ABSENCE OF DEFAULTS BY OTHERS. To the Company's Knowledge, no party with whom the Company or any of its Subsidiaries has an agreement which is material to the business, properties, financial condition or operations of the Company or any of its Subsidiaries is in material default thereunder.

         SECTION 4.13 LITIGATION. Except as disclosed in SECTION 4.13 of the Schedule, neither the Company nor any of its Subsidiaries is a party to, or, to the Company's Knowledge, threatened with, any litigation, governmental or other proceeding, investigation, strike or other labor dispute or other controversy which might materially and adversely affect the validity of this Agreement or which, individually or in the aggregate, through settlement or judgement, might reasonably be expected to result in damages and expenses to the Company in excess of $100,000, and there is no outstanding order, writ, injunction or decree of any Governmental Entity against or affecting in any material respect the Company or any of its Subsidiaries or a material portion of their respective businesses, properties, assets or goodwill.

         SECTION 4.14 DISCLOSURE DOCUMENTS. Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act, and none of the information supplied or to be supplied by the Company for inclusion in (i) the Schedule 14D-1 and the Schedule 14D-9 and (ii) insofar as it relates to the Company, the Offer, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.15 BROKERS' AND FINDERS' FEES. Except as disclosed in SECTION
4.15 of the Schedule, no agent, broker, Person or firm acting on behalf of the Company or under its authority has claimed or is or will be entitled to any commission or broker's or finder's fee from the Company in connection with the transactions contemplated by this Agreement.

         SECTION 4.16 INSURANCE. SECTION 4.16 of the Schedule correctly lists and briefly describes all policies of fire, liability, workmen's compensation, life, business interruption and other types of insurance held by the Company or any of its Subsidiaries and indicates for each such policy the carrier, risks insured, amounts of coverage, amount the deductible and expiration date. All such insurance policies are in full force and effect. The consummation of the transactions contemplated by this Agreement (including, but not limited to, the Offer and the Merger) does not constitute a breach of, or give the insurer thereunder or other party thereto a right of termination with respect to, such policies or bonds.

         SECTION 4.17 PENSION, RETIREMENT AND PROFIT SHARING PLANS. SECTION 4.17 of the Schedule lists each pension, profit sharing, stock-bonus, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock purchase, performance share, bonus or other incentive plan, severance plan, health or welfare plan or other similar plan, agreement, arrangement or understanding, whether or not reduced to writing, whether or not terminated and whether or not such plan is or is intended to be qualified under Section 401(a) of the Internal Revenue Code or any similar provision of applicable foreign laws, including, without limitation, any employee welfare benefit plan or employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any similar plans under applicable foreign laws ("COMPANY PLAN"), maintained or sponsored by, or with respect to which there may be any liability (contingent or otherwise) to, the Company or any of its current or former Plan Affiliates (as hereinafter defined). Each Company Plan is in full force and effect and has been administered in all material respects in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Company Plan is and has been, in compliance in all material respects with all applicable requirements of ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings. Each Company Plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") has received a determination letter from the IRS to the effect that such Company Plan is qualified under Section 401(a) of the Code as to form, and no event has occurred, and, to the Company's Knowledge, no condition exists, which has resulted or could reasonably be expected to result in the revocation of such determination. No Company Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or a "defined benefit plan" or is subject to the provisions of Title IV of ERISA. The Company or one of its Subsidiaries has made, accrued or provided for all contributions required under each Company Plan. No Company Plan provides for post-retirement "welfare-type" benefits except as may be required under COBRA. For purposes of the foregoing, the term "PLAN AFFILIATE" means any other Person or entity with whom the Company or any of its Subsidiaries or their respective predecessors and successors constitute or have constituted all or part of a controlled group, or which would be treated or have been treated with the Company or any of its Subsidiaries or their respective predecessors and successors as under common control or whose employees would be treated or have been treated as employed by the Company or any of its Subsidiaries or their respective predecessors and successors, under
Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case law interpreting the foregoing. For purposes of the foregoing representation, information about Company Plans of Plan Affiliates shall be limited to Company Plans for which the Company or any of its Subsidiaries may have any potential liability, including contingent liability, arising under law, pursuant to any indemnification agreement or otherwise.

         SECTION 4.18 ENVIRONMENTAL.

                  (a) Except as disclosed in SECTION 4.18.1 of the Schedule or in the environmental reports listed in SECTION 4.18.1 of the Schedule, the Company and its Subsidiaries have complied in all material respects, and the Company and its Subsidiaries and all properties owned or leased by the Company and its Subsidiaries, either currently or in the past (collectively, "REAL ESTATE") are in material compliance, with all applicable environmental and health and safety laws and all material federal, foreign, state and local laws, ordinances, orders, rules, and regulations relating to the operation and occupancy of the Company's and its Subsidiaries' business and the Real Estate.

                  (b) Except as disclosed in SECTION 4.18.2 of the Schedule or in the environmental reports listed in SECTION 4.18.2 of the Schedule, to the Company's Knowledge, none of the Company or any of its Subsidiaries has any material liability, responsibility or obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any federal, foreign, state or local environmental laws or regulations, including any liability, responsibility, or obligation for fines or penalties, or for investigation, expense, removal, or response action to effect compliance with or discharge any duty, obligation, or claim under any such laws or regulations, and, to the Company's Knowledge, no actions, suits, proceedings, or investigations under such laws or regulations exist or to the Company's Knowledge are threatened.

                  (c) Except as disclosed in SECTION 4.18.3 of the Schedule or in the environmental reports listed in SECTION 4.18.3 of the Schedule, to the Company's Knowledge, there is no past or continuing release or threat of release of any hazardous or toxic substance, including, but not limited to, a "hazardous substance" as defined in 42 U.S.C. Sections 9601(14) and oil, gasoline and other petroleum-based substances (each, a "HAZARDOUS SUBSTANCE"), into the environment at, on or from the Real Estate.

                  (d) Except as disclosed in SECTION 4.18.4 of the Schedule or in the environmental reports listed in SECTION 4.18.4 of the Schedule, to the Company's Knowledge, there have been no Hazardous Substances used or generated by the Company or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published federal, state or local "Superfund" site list or any other list of hazardous or toxic waste sites.

                  (e) Except as disclosed in SECTION 4.18.5 of the Schedule or in the environmental reports listed in SECTION 4.18.5 of the Schedule, to the Company's Knowledge, there never have been any and there are no underground or above-ground storage tanks located on, no polychlorinated biphenyls ("PCBS") or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the RCRA or comparable state or local laws, treated, stored, or disposed on, the Real Estate or other real property previously owned, leased or used by the Company or any of its Subsidiaries.

         SECTION 4.19 PROXY STATEMENT; SCHEDULE 14D-9. The Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting, as of the date first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, and the Schedule 14D-9 at the time filed with the SEC will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Schedule 14D-9 will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the SEC rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Purchaser or any of its affiliates which is contained in any of the foregoing documents.

         SECTION 4.20 CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner related to the business or operations of the Company or any of its Subsidiaries, that was illegal under any federal, state or local laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any of its Subsidiaries or any officer, director, partner, employee or agent of any such customer or supplier for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of the Company and its Subsidiaries.

         SECTION 4.21 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in
SECTION 4.21 of the Schedule, the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "COMPANY PERMITS"). Except as set forth in SECTION 4.21 of the Schedule, the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as set forth in SECTION
4.21 of the Schedule, the businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any material law, ordinance or regulation of any Governmental Entity. Except as set forth in SECTION 4.21 of the Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company's Knowledge, threatened, nor, to the Company's Knowledge, has any Governmental Entity given notice to the Company an intention to conduct the same.

         SECTION 4.22 AFFILIATE AGREEMENTS. Except as set forth on SECTION 4.22 of the Schedule, there are no material written or oral contracts, agreements, arrangements or understandings between the Company or its Subsidiaries and/or their affiliates in connection with its business, including, without limitation, any such contracts, agreements, arrangements or understandings relating to the provision of any products or services by the Company or its Subsidiaries to any such affiliate, or by any such affiliate to the Company or its Subsidiaries.

         SECTION 4.23 LABOR RELATIONS. Except as set forth on SECTION 4.23 of the Schedule, there are no controversies or unfair labor practice proceedings pending or, to the Company's Knowledge, threatened against the Company or its Subsidiaries by any of their current or former employees or any labor or other collective bargaining unit representing any current or former employees of the Company or its Subsidiaries that would likely result in a labor strike or work stoppage, have a Company Material Adverse Effect or result in a material liability (contingent or otherwise) of the Company or any of its Subsidiaries. Except as set forth on SECTION 4.23 of the Schedule, to the Company's Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries which, if successful, would likely have a Company Material Adverse Effect. As of the date of this Agreement, to the Company's Knowledge, no officer or employee of the Company or any of its Subsidiaries has any announced plan to terminate employment with the Company or any of its Subsidiaries.

         SECTION 4.24 TRANSACTION AND LEGAL FEES. Section 4.24(a) of the Schedule sets forth all fees and expenses (other than legal) incurred but unpaid as of the date hereof by the Company or any of its Subsidiaries, and the Company's good faith estimate of any additional fees and expenses (other than legal) which the Company or its Subsidiaries expect to incur as a result of or in connection with the Offer, including accounting and investment banking fees and expenses. Section 4.24(b) of the Schedule sets forth all legal fees and expenses incurred but unpaid by the Company or any of its Subsidiaries as of the date hereof by the Company and its Subsidiaries, and the Company's good faith estimate of any additional legal fees and expenses which the Company or its Subsidiaries expect to incur as a result of or in connection with the consummation of the Offer. The Company and its Subsidiaries have properly accrued, in accordance with GAAP, in the Company Financial Statements for any and all billed and unbilled, but unpaid, legal fees and expenses of the Company and its Subsidiaries.

         SECTION 4.25 MINUTE BOOKS. The minute books of the Company and its Subsidiaries have been made available to Purchaser and contain all minutes of meetings of directors and stockholders or actions by written consent since the date of incorporation of the Company and the respective Subsidiaries through the date of this Agreement.

         SECTION 4.26 COMPLETE COPIES OF MATERIALS. The Company has made available true, accurate and complete copies of each document described or identified in the Schedule and each other document in the possession or control of or otherwise reasonably accessible to the Company that has been requested in writing by the Purchaser or its counsel in connection with their legal and accounting review of the Company and its Subsidiaries.

         SECTION 4.27 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 5% of the gross revenues of the Company or its Subsidiaries during the 12-month period preceding the date hereof has given notice to the Company or its Subsidiaries that it will stop, or decrease the rate of, buying services or products from the Company or its Subsidiaries. As of the date hereof, no material supplier of the Company or its Subsidiaries has given notice to the Company or its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowingly breached any agreement with, or engaged in any fraudulent conduct with respect to, any supplier of the Company or its Subsidiaries.

         SECTION 4.28 FULL DISCLOSURE. No representation or warranty by the Company in this Agreement(including the Schedules and Exhibits hereto) contains as of the date hereof or will contain as of the date given or delivered any untrue statements of a material fact.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants as follows:

         SECTION 5.1 ORGANIZATION, GOOD STANDING, ETC. Each of Purchaser and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted thereby.

         SECTION 5.2 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement by Purchaser and Acquisition and the Transactions contemplated hereby have been duly authorized by the Board of Directors of each of Purchaser and Acquisition Sub and do not require the consent, approval or authorization of or filing with any Person or public authority other than the filings under and pursuant to the HSR Act contemplated by SECTION 4.3 and will not violate any law, statute, regulation, injunction, order or decree of any Governmental Entity or conflict with or result in a breach of or constitute a default under any of the terms or provisions of any material mortgage, note, bond or indenture or obligation to which Purchaser is a party or by which it or any of its properties may be bound.

         SECTION 5.3 DISCLOSURE DOCUMENTS. Each document required to be filed by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act, and none of the information supplied or to be supplied by the Purchaser for inclusion in (i) the Offer and
(ii) insofar as it relates to the Purchaser, the Schedule 14D-1 or the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 5.4 BROKERS AND FINDERS. Except as disclosed to the Company in writing, no agent, broker, Person or firm acting on behalf of Purchaser or Acquisition Sub or under its authority has claimed or is or will be entitled to any commission or broker's or finder's fee from Purchaser or Acquisition Sub in connection with the transactions contemplated by this Agreement.

         SECTION 5.5 COMMITMENT LETTERS. Purchaser has obtained and accepted (i) the commitment of Antares Capital Corporation ("Antares") to provide certain financing in connection with the transactions contemplated hereby, a true, correct and complete copy of which is attached hereto as EXHIBIT B (the "Antares Commitment"), (ii) the commitment of The Northwestern Mutual Life Insurance Company ("NML") to provide certain financing in connection with the transactions contemplated hereby, a true, correct and complete copy of which is attached hereto as EXHIBIT C (the "NML Commitment"), (iii) the commitment of Metropolitan Life Insurance Company ("MLI") to provide certain financing in connection with the transactions contemplated hereby, a true, correct and complete copy of which is attached hereto as EXHIBIT D (the "MLI Commitment"), and (iv) the commitment of Windpoint Partners ("WPP") to provide certain financing in connection with the transactions contemplated hereby, a true, correct and complete copy of which is attached hereto as EXHIBIT E (the "WPP Commitment"). Antares, NML, MLI and WPP are collectively referred to herein as the "Financing Sources" and Exhibits B, C, D and E are collectively referred to herein as the "Commitment Letters". Purchaser believes, in good faith, that Purchaser will be able to obtain financing pursuant to and in accordance with the Commitment Letters. To the Purchaser's Knowledge, there are no facts or circumstances that would prevent the terms and conditions set forth in the Commitment Letters from being satisfied as contemplated by and required pursuant to the terms of the Commitment Letters. For purpose of this Agreement, the term "Purchaser's Knowledge" means the actual knowledge of Richard Kracum, B. Joseph Messner, Salam Chaudhary, L. Nick Minden and William Yager after reasonable inquiry.


                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.1 CONDUCT OF BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES.

                  (a) Except as expressly contemplated by this Agreement, during the period from the date hereof until such time as Purchaser's designees shall constitute a majority of the Board, the Company shall, and the Company shall cause each of its Subsidiaries to: (i) conduct its business only in the ordinary course consistent with past practice in all material respects; (ii) use commercially reasonable efforts to preserve, maintain, and protect its assets and the business of the Company and each of its Subsidiaries; (iii) use commercially reasonable efforts to preserve intact the business organization of the business of the Company and each of its Subsidiaries, to keep available the services of the employees of its business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with its business; and (iv) comply in all material respects with all applicable laws, including all applicable federal and state securities laws, rules and regulations and including, without limitation, the timely filing of all periodic reports with the SEC required to be filed pursuant to the Exchange Act.

                  (b) Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the time Persons designated or elected by Purchaser or any of its affiliates shall constitute a majority of the Board, the Board will not, without the prior written consent of Purchaser, permit the Company or any of its Subsidiaries to:

                           (i) amend or propose to amend its certificate of incorporation or by-laws;

                           (ii) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge any stock of any class, options, warrants, commitments, subscriptions, rights to purchase, stock appreciation rights, restricted stock, performance units, stock equivalents or other securities, except as required by agreements with the employees of the Company or its Subsidiaries or under benefit plans, in either case in effect as of the date of this Agreement and disclosed in Section 4.2 of the Schedule, or amend any of the terms of any such securities or agreements outstanding, or benefit plans in effect, as of the date of this Agreement;

                           (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

                           (iv) (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business; consistent with past practice, and except for obligations of wholly owned Subsidiaries of the Company to the Company or to other wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (D) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon, other than Permitted Liens;

                           (v) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries;

                           (vi) (A) except as may be required by law, as contemplated by this Agreement, or as required under a Company Plan or an agreement in effect on the date hereof, enter into, adopt or pay, agree to pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, welfare, insurance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner; or (B) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or its Subsidiaries, and as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

                           (vii) acquire, sell, transfer, lease, encumber or dispose of any assets other than in the ordinary course of business or enter into any commitment or transaction other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries, taken as a whole;

                           (viii) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

                           (ix) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

                           (x) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000; or (D) enter into or amend any contract, agreement, commitment or arrangement (including any Material Contract) providing for the taking of any action that would be prohibited hereunder;

                           (xi) make any tax election (unless required by law) or settle or compromise any income tax liability of the Company or any of its Subsidiaries, except if such action is taken in the ordinary course of business, and, in any event, the Company shall consult with Purchaser before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any taxes of the Company or its Subsidiaries;

                           (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

                           (xiii) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser except in the ordinary course of business and consistent with past practice unless the Company or such Subsidiary shall have obtained a comparable replacement policy;

                           (xiv) settle or compromise any pending or threatened suit, action or claim relating to the Transactions;

                           (xv) amend, modify, or change in any material respect any existing Material Contract relating to the business of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice;

                           (xvi) waive, release, grant, or transfer any rights of material value relating to the business of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice; or

                           (xvii) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 6.1(b)(i) through 6.1(b)(xvi) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or would result in any of the Offer Conditions set forth in ANNEX A not being satisfied.

                  (c) Until Purchaser's designees constitute a majority of the Board, the Company will deliver to Purchaser accurate and complete copies of all documents filed with the SEC or any exchange on which the Shares are listed for trading.

         SECTION 6.2 ACQUISITION PROPOSALS. (a) The Company and each of its Subsidiaries shall, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, agents and other representatives to, immediately cease any discussions, negotiations or contacts with any Persons that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). With respect to any Person or Persons with whom the Company or any of its Subsidiaries has been discussing any Acquisition Proposal prior to the date hereof, the Company and its Subsidiaries shall promptly following the execution of this Agreement request each such Person who has heretofore entered into a confidentiality agreement with the Company or any of its Subsidiaries regarding an Acquisition Proposal to return to the Company all confidential information heretofore furnished to such Person or Persons by or on behalf of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person (as hereinafter defined) relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its Subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its Subsidiaries (any communication with respect to the foregoing being an "ACQUISITION PROPOSAL") or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek any of the foregoing; PROVIDED, HOWEVER, that, at any time prior to the purchase of Shares by Acquisition Sub pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written Acquisition Proposal which was not solicited or encouraged after the date of this Agreement if the Board by majority vote determines in good faith
(i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action may reasonably be determined to constitute a breach of the fiduciary duties of the Board under applicable law,
(ii) that commitments (financing and other) of substantially the same sufficiency and firmness as those then obtained by Purchaser have been obtained with respect to such Acquisition Proposal that the Board reasonably expects a transaction pursuant to such Acquisition Proposal could be consummated and (iii) that such Acquisition Proposal is not subject to any regulatory approvals that could reasonably be expected to prevent consummation. In connection with the Acquisition Proposal of a party that satisfies the criteria set forth in the proviso to the preceding sentence, the Company will enter into a confidentiality agreement with such party, which confidentiality agreement shall have terms and conditions that will be no less favorable to the Company than the terms and provisions relating to confidentiality contained in that certain Letter Agreement dated April 25, 2000 by and between the Company and Purchaser.

                  (b) From and after the execution of this Agreement, the Company shall promptly give Purchaser written notice of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Acquisition Proposal (including the material terms thereof and the identity of the other party or parties involved) and furnish to Purchaser as soon as reasonably practicable and in any event no later than 48 hours after such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal. The Company shall promptly provide to Purchaser any non-public information regarding the Company provided to any other party, which information was not previously provided to Purchaser. In addition, the Company shall promptly advise Purchaser, in writing, if the Board shall make any determination as to any Acquisition Proposal as contemplated by the proviso to the first sentence of this SECTION 6.2. The Company agrees that it shall keep Purchaser informed, on a current basis, of the status of any Acquisition Proposal. Notwithstanding the foregoing, the Company shall be permitted to take such actions as may be required to comply with Rule 14e-2 of the Exchange Act. It is understood and agreed that any violation of this SECTION 6.2 by any officer, director, employee, agent or other representative of the Company, whether or not such Person is purporting to act on behalf of the Company, shall be deemed a breach of this SECTION 6.2 by the Company. For purposes of this Agreement, "PERSON" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  (c) Except as set forth in this SECTION 6.2, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board or such committee of the Offer, the Merger or this Agreement; provided, however, that the Board may (A) in respect to any takeover or Acquisition Proposal, suspend such recommendation for a period of up to five days pending its analysis of such Acquisition Proposal, or (B) at any time prior to consummation of the Offer, modify or withdraw such recommendation if the Board determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation; provided, further that, unless this Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Purchaser and Acquisition Sub, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's shareholders under applicable law, the Board may (subject to this and the following provisions of this SECTION 6.2) (w) withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement, (x) approve or recommend a Superior Proposal (as defined below), (y) cause the Company to enter into an Acquisition Agreement related to any Superior Proposal or (z) terminate this Agreement, but in each case, only at a time that is after the second Business Day following Purchaser's receipt of written notice (or such earlier time as is necessary for the Board to comply with its fiduciary duties) (a "NOTICE OF SUPERIOR PROPOSAL"), which obligation shall be satisfied by delivery by facsimile transmission and by overnight delivery by Federal Express or other nationally recognized overnight carrier as well as by delivery of the notice required by SECTION 6.2(b) advising Purchaser that the Board has received an Acquisition Proposal that may constitute a Superior Proposal, subject to the fiduciary duties of the Board, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any Acquisition Proposal determined by the Board in good faith, after consultation with and advice from outside counsel, to be a bona fide proposal and made by a third party for consideration consisting of cash, property and/or securities, for more than a substantial minority (on an as-converted basis or otherwise) of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company or its Subsidiaries and otherwise on terms which the Board determines in its good faith judgment, after consultation with outside counsel, to be more favorable to the Company's stockholders than the Offer and the Merger.

                  (d) During the period from the date of this Agreement until such time as Purchaser's designees shall constitute a majority of the Board, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving PURCHASER)("STANDSTILL AGREEMENTS"), unless the Board shall have determined in good faith, in reliance upon advice from its outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Board's fiduciary responsibilities under applicable law.

         SECTION 6.3 ACCESS TO INFORMATION.

                  (a) Between the date hereof and the consummation of the Offer and/or the Effective Time, as the case may be, the Company will give Purchaser and its authorized representatives and Persons providing or committed to provide Purchaser with financing for the Transactions and their representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and properties and to all books and records of the Company and its Subsidiaries, will permit Purchaser to make such inspections (including environmental audits and assessments of the facilities of the Company and its Subsidiaries) any physical inspections or soil or groundwater investigations) as they may reasonably request and will cause the Company's officers and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Purchaser may from time to time reasonably request; provided, however, that no investigation pursuant to this SECTION 6.3 shall affect any representation or warranty of any party contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that the Company shall have the right to have a representative present at all times.

                  (b) Purchaser will hold and will cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its or their legal counsel, by other requirements of law, all documents and information concerning the Company and its Subsidiaries furnished to Purchaser in connection with the Transactions (except to the extent that such information can be shown to have been (i) previously known by Purchaser from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Purchaser or (iii) later lawfully acquired by Purchaser on a non- confidential basis from other sources who are not known by Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors and other consultants and advisors (including financing sources) in connection with this Agreement who need to know such information. If the Transactions are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, Purchaser will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the Company or destroy all copies of written information furnished by the Company to Purchaser or its agents, representatives or advisors.

                  (c) If Purchaser requests, the Company and each of its Subsidiaries will cooperate, and will cause its accountants to cooperate, in all material respects with the financing arrangements of Purchaser or its affiliates. If Purchaser requests, the Company (a) shall furnish to Purchaser's independent accountants such customary management representation letters as Purchaser's accountants may reasonably require of Purchaser, the Company or their Subsidiaries as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any customary "comfort" letters reasonably requested by financing sources of Purchaser or its affiliates, and (b) shall furnish to Purchaser all financial statements (audited and unaudited) and other information in the possession of the Company or its Subsidiaries or their representatives or agents as Purchaser shall reasonably determine as necessary or appropriate in connection with such financing. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries agrees to cooperate with Purchaser's and Acquisition Sub's financing sources, such cooperation to include providing such information to Purchaser's and Acquisition Sub's financing sources as Purchaser or Acquisition Sub may reasonably request and making available to such financing sources senior officers and such other employees of the Company or its Subsidiaries as Purchaser and Acquisition Sub may reasonably request to assist in the preparation of financing documents and otherwise cooperate with Purchaser's and Acquisition Sub's financing sources as Purchaser and Acquisition Sub may reasonably request upon reasonable notice and consistent with such officers' and employees' other business responsibilities to the Company or its Subsidiaries.

         SECTION 6.4       ADDITIONAL AGREEMENTS; REASONABLE EFFORTS.

                  (a) Prior to the consummation of the last to occur of any of the Offer and the Merger, upon the terms and subject to the conditions of this Agreement, each of Purchaser and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any financing documents requested by Purchaser, (iii) the satisfaction of the other parties' conditions to the consummation of the Offer and the Merger and (iv) the cure of any breaches (whether material or immaterial) of such party's representations, warranties, covenants or agreements in this Agreement of which such party receives notice. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Offer and the Merger.

                  (b) Prior to the consummation of the Offer, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of Company Permits are required as a result of execution of this Agreement or consummation of the Transactions, the Company shall use its best efforts to effect such transfers.

                  (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser to (i) enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring Purchaser to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its affiliates over, any of the assets, properties of businesses of Purchaser, its affiliates or the Company, in each case as in existence on the date hereof, or (ii) defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of the Transactions.

         SECTION 6.5 CONSENTS. Purchaser and the Company each will use all reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the Transactions.

         SECTION 6.6 PUBLIC ANNOUNCEMENTS. Purchaser and the Company will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, the Offer and the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or as may be advised by counsel, in writing, to be necessary. Purchaser and the Company anticipate issuing a joint press release regarding this Agreement and the Offer and the Merger promptly following execution of this Agreement.

         SECTION 6.7 COMPANY ACTIONS REGARDING CERTAIN EMPLOYEE RELEASES. Prior to the consummation of the Offer, the Company shall use its reasonable best efforts to obtain from each of William McMahon, Lucia Almquist, Jeffrey Rubin and Alison MacDonald releases, in a form reasonably acceptable to the Purchaser, of any and all claims that each such person may have with respect to certain stock options to purchase Company Common Stock which were previously offered to such employees but were never granted, vested or received.

         SECTION 6.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Purchaser of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause (a) any representation or warranty of the Company contained in ARTICLE IV of this Agreement that is not qualified by materiality to be untrue or inaccurate in any material respect at or prior to the consummation of the Offer or (b) any representation or warranty of the Company contained in ARTICLE IV of this Agreement that is qualified by materiality to be untrue or inaccurate in any respect at or prior to the consummation of the Offer, and (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by the Company hereunder.

The Company shall give prompt notice to Purchaser if there occurs any event which has resulted in or is reasonably likely to result in a Company Material Adverse Effect or, subject to the fiduciary duties of the Board, will prevent or result in a third party materially delaying the consummation of the Offer or the Merger. Purchaser shall give prompt notice to the Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (a) any representation or warranty of Purchaser or Acquisition Sub contained in ARTICLE V of this Agreement that is not qualified by materiality to be untrue or inaccurate in any material respect at or prior to the consummation of the Offer or (b) any representation or warranty of the Purchaser or Acquisition Sub contained in ARTICLE V of this Agreement that is qualified by materiality to be untrue or inaccurate in any respect at or prior to the consummation of the Offer and (ii) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Purchaser hereunder. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in ARTICLE VII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.9 HART-SCOTT-RODINO. As promptly as practicable, and in any event within five (5) Business Days following the execution and delivery of this Agreement by the parties, to the extent required by the HSR Act, the Company and Purchaser shall each prepare and file, or shall cause its "ultimate parents" (as defined in the HSR Act) to prepare and file, any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby, the filing fees for which shall be paid by the Purchaser; the Company and Purchaser shall cause their ultimate parents to request early termination of the waiting period thereunder; and the Company and Purchaser shall cause their ultimate parents to respond with reasonable diligence to any request for additional information made in response to such filings. As promptly as practicable, and in any event within ten (10) Business Days following the execution and delivery of this Agreement by the parties, the Company and Purchaser shall prepare and file any other application, report, or other filing required to be submitted to any other Governmental Entity in connection with the transactions contemplated hereby.

         SECTION 6.10 INDEMNIFICATION.

                  (a) Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries (the "INDEMNIFIED PARTIES") as provided in their respective charters or by-laws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive such Effective Time and shall continue in full force and effect for four (4) years after the Effective Time; provided that such indemnification shall be subject to any limitations imposed from time to time under applicable law. Notwithstanding anything in this SECTION 6.10 to the contrary, neither Purchaser nor Surviving Corporation shall have any obligation under this SECTION
6.10 with respect to or in connection with fraudulent or bad faith actions or omissions by any Indemnified Party.

                  (b) Purchaser shall cause the Company or the Surviving Corporation, as the case may be, to maintain in effect for not less than four
(4) years after the Effective Time, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the Merger to the extent available, provided that in no event shall the Company or the Surviving Corporation, as the case may be, be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "PREMIUM AMOUNT") to maintain or procure insurance coverage pursuant hereto and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this
SECTION 6.10(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

         SECTION 6.11 FINANCIAL STATEMENTS. The Company shall promptly prepare at the end of each month and promptly deliver to Purchaser upon completion the balance sheet, income statement and statement of cash flows prepared in accordance with GAAP of the Company and its Subsidiaries for each month ended between the date of this Agreement and the consummation of the Offer. The Company shall promptly prepare all reasonably requested financial statements required to be included in Purchaser's financing documents. The Company shall prepare in accordance with GAAP and deliver to Purchaser at least five (5) days prior to the consummation of the Offer all financial statements reasonably requested by Purchaser in order for Purchaser to calculate the Closing Working Capital and to monitor the Company's EBITDA.

         SECTION 6.12 401(K) PLAN. If requested by the Purchaser, the Company shall terminate its 401(K) Plan effective immediately prior to the consummation of the Offer.

         SECTION 6.13 CONSULTING AND NON-COMPETITION AGREEMENT. Prior to or as of the date hereof, the Company and Steven Nevitt shall enter into a Consulting and Non-Competition Agreement, dated and effective as of the date of the consummation of the Offer, in the form of EXHIBIT F hereto (the "NEVITT AGREEMENT").

         SECTION 6.14 PREFERRED STOCK AND ESCROW AGREEMENT. Prior to or as of the date hereof, each holder of Preferred Stock of the Company shall have entered into the Preferred Stock and Escrow Agreement, in the form of EXHIBIT G hereto (the "ESCROW AGREEMENT").

         SECTION 6.15 PURCHASER FINANCING COVENANTS. The Purchaser covenants and agrees that it shall use its reasonable best efforts to cause all of the terms and conditions set forth in the Commitment Letters (other than terms and conditions relating to a material adverse change involving the Company and its Subsidiaries, the Minimum Condition and clause (d) under "Other Terms and Conditions" in the Antares Commitment with respect to the Company or its Subsidiaries) to be satisfied.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.1 CONDITIONS TO THE MERGER. The obligation of the Company, Purchaser and Acquisition Sub to effect the Merger is subject to the satisfaction (or waiver) at or prior to the Merger Closing Date of each of the following conditions:

                           (i)  STOCKHOLDER APPROVAL; PURCHASE OF SHARES.

                                    (A) This Agreement and the Merger shall have
                  been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote or by the Approval by Consent; provided, however, that Purchaser and Acquisition Sub shall vote all of their shares of Company Common Stock entitled to vote thereon in favor of the Merger; and

                                    (B) Acquisition Sub shall have previously
                  accepted for payment and paid for Shares pursuant to the Offer.

                           (ii) LEGAL PROCEEDINGS. There shall not be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited and no Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable.

                          (iii) HSR ACT. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection from any of the relevant federal authorities.


                                  ARTICLE VIII

                         TERMINATION; APPROVALS; WAIVER

         SECTION 8.1 TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

                  (a) by mutual written consent of the Company and Purchaser; or

                  (b) either by the Company or by Purchaser, if the Offer shall not have been consummated on or before August 18, 2000 (the "CUT-OFF DATE") unless such failure to consummate the Offer shall be due to a breach of this Agreement by the party or parties seeking to terminate this Agreement pursuant to this SECTION 8.1(b); or

                  (c) either by the Company or by Purchaser, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or the waiting period under the HSR Act has not expired or been terminated prior to the Cut-Off Date; or

                  (d) either by Purchaser or by Acquisition Sub if as a result of the failure of any of the Offer Conditions set forth in ANNEX A (other than the Financing Condition), the Offer shall have been terminated or expired in accordance with its terms without Acquisition Sub having accepted for payment of any Shares pursuant to the Offer consistent with Acquisition Sub's obligations under SECTION 1.1 of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this SECTION 8.1(d) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such Offer Condition; or

                  (e) either by Purchaser or by Acquisition Sub prior to the purchase of Shares pursuant to the Offer in the event Purchaser has failed to satisfy the Financing Condition on or prior to the Financing Condition Termination Date but only if Purchaser terminates this Agreement as a result thereof within one (1) Business Day after such date;

                  (f) by the Company in accordance with SECTION 6.2(c)(z); provided, however, that the Company has complied with all provisions thereof, including the notice provisions therein, and that the Company complies with the requirements of SECTION 8.3 relating to the payment (including the timing of any payment) of the Termination Fee; or

                  (g) by the Company, if (i) any of the representations or warranties of Purchaser or Acquisition Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Purchaser or Acquisition Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Purchaser or Acquisition Sub to be performed or complied with by it under this Agreement;

                  (h) by the Company, prior to the commencement of the Offer if Acquisition Sub for any reason shall have failed to commence the Offer in accordance with Section 1.1 within five (5) Business Days after the date of this Agreement; or

                  (i) by the Company if the Purchaser shall have failed to satisfy the Financing Condition on or prior to the Cut-Off Date, other than (i) as a result of a Company Material Adverse Effect, (ii) as a result of the failure to satisfy the Minimum Condition or (iii) under or pursuant to clause
(d) under "Other Terms and Conditions" in the Antares Commitment, but only if the failure to satisfy the Financing Condition under such clause (d) resulted from additional due diligence relating to the Company and its Subsidiaries and not the Purchaser or its Affiliates.

         SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of SECTION 6.2, this SECTION 8.2 and SECTION 8.3 hereof, provided that nothing contained in this SECTION 8.2 shall relieve any party from liability for any breach of this Agreement.

         SECTION 8.3 FEES AND EXPENSES.

                  (a) Except as otherwise provided in this Agreement, Purchaser, Acquisition Sub and Company shall each be responsible for their own fees and expenses incurred in connection with the transactions contemplated by this Agreement, whether the Offer or Merger is consummated.

                  (b) The Company shall pay, or cause to be paid to Purchaser, in immediately available funds, $1,500,000 (the "TERMINATION FEE") under the circumstances and at the times set forth as follows:

                           (i) Upon demand, if Purchaser or Acquisition Sub terminates this Agreement under Section 8.1(d) in connection with, or as a result of, the failure to satisfy the Board Approval Condition; or

                           (ii) Upon demand, if the Company terminates this Agreement under SECTION 8.1(f) in accordance with SECTION 6.2(c)(z); or

                           (iii) If Purchaser terminates this Agreement under
         Section 8.1(d) in connection with, or as a result of, the failure to satisfy the Pay-Off Letter Condition, the Representation and Warranty Condition, the Covenant Condition, the Indebtedness Condition or the Working Capital Condition (collectively, the "Termination Fee Offer Conditions") and prior to such termination or within six (6) months thereafter, an Acquisition Proposal shall have been made and accepted by the Company with respect to a Superior Proposal or a Superior Proposal is consummated, then the Company shall pay to Purchaser the Termination Fee (net of any Purchaser Expense Reimbursement previously paid to Purchaser under Section 8.3(c)) upon consummation of such Superior Proposal; provided, however, for purposes of this Section 8.3, if a dispute exists between the Company and Purchaser concerning whether such transaction constitutes a Superior Proposal, an independent investment banking firm mutually acceptable to the Company and Purchaser shall determine whether the proposal is more favorable to the Company's stockholders than the Offer and the Merger.

                  (c) If Purchaser terminates this Agreement under SECTION 8.1(d) in connection with, or as a result of, (A) the failure to satisfy the Termination Fee Offer Conditions or (B) the occurrence of a Company Material Adverse Effect, then and in any of such events, the Company shall pay, or cause to be paid, to Purchaser, on demand, in immediately available funds, an amount equal to the actual out-of-pocket expenses actually incurred by Purchaser and Acquisition Sub in connection with the transactions contemplated hereby, exclusive of any commitment or similar fees incurred by the Purchaser with respect to financing the Offer (the "PURCHASER EXPENSE REIMBURSEMENT"). Notwithstanding the foregoing, Purchaser and Acquisition Sub shall not be required to terminate this Agreement or accept the Purchaser Expense Reimbursement if any of the foregoing conditions exist as a result of the following with respect to the Company: (i) an intentional or willful breach of a representation or warranty, (ii) intentional or willful failure to perform a covenant or (iii) fraud.

                  (d) If (i) the Company terminates this Agreement under Section 8.1(i) hereof or (ii) the Purchaser terminates this Agreement under Section 8.1(e) hereof because of a failure to satisfy the Financing Condition for any reason other than (A) as a result of a Company Material Adverse Effect or (B) as a result of the failure to satisfy the Minimum Condition, the Purchaser shall pay, or cause to be paid, to the Company, on demand, in immediately available funds, an amount equal to the sum of (x) $1,000,000, plus (y) the actual out-of-pocket expenses actually incurred by the Company in connection with the transactions contemplated hereby. If the Purchaser terminates this Agreement under Section 8.1(e) hereof because of a failure to satisfy the Financing Condition solely as a result of the failure to satisfy clause (d) under "Other Terms and Conditions" in the Antares Commitment due to additional due diligence relating to the Company and its Subsidiaries, the Purchaser shall only be required to pay to the Company the expenses referred to in clause (y) above and shall not be required to pay to the Company the amount referred to in clause (x) above. The parties hereto hereby agree that the amounts payable under this
Section 8.3(d) shall constitute liquidated damages for any and all costs, expenses and damages incurred by the Company or its Subsidiaries (including, but not limited to, legal and accounting fees and disbursements) under or in connection with this Agreement, the transactions contemplated hereby, the termination hereof, the Purchaser's breach of this Agreement or the Purchaser's failure to satisfy the Financing Condition.

         SECTION 8.4 AMENDMENTS. Subject to applicable law, this Agreement may be amended by action taken by the Company and Purchaser at any time before or after approval of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendments shall be made which require the approval of such stockholders under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         SECTION 8.5 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               FINANCING CONDITION

          SECTION 9.1 FINANCING CONDITION. The Company acknowledges and agrees that the obligation of Purchaser and Acquisition Sub to consummate the Offer is subject to, in addition to the other Offer Conditions set forth in ANNEX A, Purchaser obtaining, on or prior to the Cut-Off Date (the "FINANCING CONDITION TERMINATION DATE"), financing under and in accordance with each of the Commitment Letters (the "FINANCING CONDITION"). If Purchaser fails to satisfy the Financing Condition on or prior to the Financing Condition Termination Date but fails to terminate this Agreement under and pursuant to SECTION 8.1(e) within one (1) Business Day after the Financing Condition Termination Date, the Financing Condition shall thereafter cease to be an Offer Condition.

                                    ARTICLE X

                                  MISCELLANEOUS

         SECTION 10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the consummation of the Offer.

         SECTION 10.2 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Purchaser may assign any or all of its rights and obligations under this Agreement to any Subsidiary or affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 10.3 VALIDITY. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

         SECTION 10.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express, United Parcel Service or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

                  (a)      If to Purchaser:

                           Worldwide Sports and Recreation, Inc.
                           c/o  Wind Point Partners
                           675 North Michigan Avenue
                           Suite 3300
                           Chicago, Illinois 60611
                           Attention: Richard Kracum
                           Facsimile Number: 312-255-4820

                                    and

                           Worldwide Sports and Recreation, Inc.
                           c/o  Wind Point Partners
                           One Towne Square
                           Suite 780
                           Southfield, Michigan 48076
                           Attention: Salam Chaudhary
                           Facsimile Number: 248-945-7220

                  With a copy, which will not constitute notice, to:

                           Katten Muchin Zavis
                           525 West Monroe Street, Suite 1600
                           Chicago, Illinois 60661
                           Attention: Steven V. Napolitano, Esq.
                           Facsimile Number: 312-902-1061

                  (b)      If to the Company:

                           Serengeti Eyewear, Inc.
                           8125 25th Court East
                           Sarasota, Florida 34243
                           Attention: Stephen Nevitt
                           Facsimile Number: 941-358-1803

                  With a copy, which will not constitute notice, to:

                           Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                           New York, New York 10022
                           Attention: Robert L. Winikoff
                           Facsimile Number: 212-755-2839

         SECTION 10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

         SECTION 10.6 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in SECTION 10.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.8 EQUITABLE REMEDIES. The parties agree that the assets and business of the Company and its Subsidiaries as a going concern constitute a unique property and, accordingly, Purchaser shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance, to effect the transactions described in this Agreement.

         SECTION 10.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                       SERENGETI EYEWEAR, INC.



                                       By:
                                          -------------------------------------
                                                Name:
                                                     --------------------------
                                                Title:
                                                      -------------------------


                                       WORLDWIDE SPORTS AND RECREATION, INC.



                                       By:
                                          -------------------------------------
                                                Name:
                                                     --------------------------
                                                Title:
                                                      -------------------------


                                       SUNSHINE ACQUISITION, INC.



                                       By:
                                          -------------------------------------
                                                Name:
                                                     --------------------------
                                                Title:
                                                      -------------------------

                                     ANNEX A

                                OFFER CONDITIONS

         Notwithstanding any other term of the Offer, but subject, in all cases to Purchaser's and Acquisition Sub's obligations set forth under the Agreement, including, without limitation, under SECTION 1.1, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act (relating to Acquisition Sub's obligation to promptly pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would, when combined with any Shares held by the Purchaser, Acquisition Sub or any of their affiliates, constitute ninety percent (90%) of the aggregate outstanding Shares (the "MINIMUM CONDITION"),
(ii) any waiting period under the HSR Act applicable to the Offer shall have expired or been terminated prior to the expiration of the Offer, (iii) the Financing Condition shall have been satisfied, and (iv) the Company shall have delivered pay-off letters, in form annexed hereto from (x) SunTrust Bank, Central Florida, N.A. and Bank Austria Creditanstalt Corporate Finance, Inc. and (y) the CIT Group/Business Credit, Inc., with respect to the Company's Indebtedness (the "PAY-OFF LETTER CONDITION"). Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Purchaser's and Acquisition Sub's obligations set forth in the Agreement, including, without limitation, under SECTION 1.1, Acquisition Sub shall not be required to accept for payment or, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Purchaser or any of its Subsidiaries that constitutes a breach of this Agreement):

                  (a) there shall be instituted or pending by any Governmental Entity, any suit, action, Proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Purchaser or Acquisition Sub of the Shares pursuant to the Offer, the consummation of the Offer or the Merger, or require the Company, Purchaser or Acquisition Sub to pay any damages that are material in relation to the Company and its Subsidiaries, or Purchaser and its Subsidiaries, taken as a whole, (ii) prohibit or limit in any material respect the ownership or operation of any business or assets of the Company or its Subsidiaries or Purchaser or its Subsidiaries, as they are presently being operated, or compel the Company or Purchaser to dispose of or hold separate any material business or assets of the Company and its Subsidiaries or Purchaser and its Subsidiaries, as a result of the Offer or the Merger, (iii) impose material limitations on the ability of Purchaser or Acquisition Sub to acquire or hold, to exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) prohibit Purchaser or any of its Subsidiaries from effectively controlling any material business or operations of the Company or its Subsidiaries, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect.

                  (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity, any statute, rule, regulation, judgment, order of injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 5% of the outstanding Shares as of the consummation of the Offer shall be owned of record by residents of all such states);

                  (c) (i) the Board or any committee thereof shall have suspended and be continuing to have suspended ((a) for a period in excess of five consecutive days or (b) on or as of the date of the expiration of the Offer as such date may be extended pursuant to SECTION 1.1 of this Agreement), withdrawn or modified in a manner adverse to Purchaser or Acquisition Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal, or shall have resolved to take any of the foregoing actions or (ii) the Company enters into an agreement regarding an Acquisition Proposal (collectively, the "BOARD APPROVAL CONDITION");

                  (d) there shall have occurred and be continuing a breach of one or more of the representations and warranties of the Company set forth in the Agreement which for purposes of this paragraph (d) shall be read without giving any effect to any Company Material Adverse Effect or other materiality qualifiers contained in any such representation and warranty and which, either individually or in the aggregate, have resulted or could reasonably be expected to result in a Company Material Adverse Effect, or the Company shall have failed to execute and deliver to Purchaser and Acquisition Sub at the consummation of the Offer a certificate, dated the date of consummation of the Offer, executed by an appropriate officer of the Company that no such breach has occurred (the "REPRESENTATION AND WARRANTY CONDITION");

                  (e) the Company shall have and be continuing to have failed to perform or to comply with (i) SECTION 6.2 hereof in any respect in connection with the non-solicitation agreements and covenants contained in SECTION 6.2 and in any material respect in connection with any of the other agreements and covenants contained in SECTION 6.2 or (ii) one or more material obligations, covenants or agreements set forth in this Agreement to be performed or complied with by it under the Agreement in any material respect, or the Company shall have failed to execute and deliver to Purchaser and Acquisition Sub at the consummation of the Offer a certificate, dated the date of consummation of the Offer, executed by an appropriate officer of the Company that no such failure has occurred (the "COVENANT CONDITION");

                  (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any general suspension of payments in respect of or operations by banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or other similar event that materially adversely affects, the extension of credit in the United

States by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit in the United States by banks or other lending institutions;

                  (g) there shall have occurred and be continuing a Company Material Adverse Effect.

                  (h) the aggregate outstanding Indebtedness of the Company and its Subsidiaries shall exceed $11,000,000 (the "INDEBTEDNESS CONDITION");

                  (i) the Closing Working Capital (as hereinafter defined) of the Company and its Subsidiaries shall not equal or exceed $10,000,000 (the "WORKING CAPITAL CONDITION"), and the Company shall have either executed and delivered to Purchaser and Acquisition Sub a certificate, dated the date of consummation of the Offer, executed by the Company's Secretary to such effect and accompanied by the appropriate supporting information and data or the Company shall have failed to execute and deliver to Purchaser and Acquisition Sub such certificate or supporting materials. For purposes of this Agreement, "CLOSING WORKING CAPITAL" shall mean an amount equal to the current assets (excluding capitalized debt issuance costs) of the Company and its Subsidiaries as of the date of consummation of the Offer, minus the current liabilities (excluding up to $202,500 in the aggregate in bonuses payable to William McMahon, Lucia Almquist and the other executives listed on Section 4.9 of the Schedule, accrued dividends on the Preferred Stock, bank notes payable, any current portion of long-term debt, any bank overdrafts and any other amounts borrowed under any of the Company's credit facilities) of the Company and its Subsidiaries as of such date, in each case as calculated in accordance with past practice and applied on a basis consistent with the December 1999 Balance Sheet; or

                  (j) the aggregate Transaction Fees (as hereinafter defined) shall exceed $150,000 (the "Transaction Fee Condition"). For purposes of this Agreement, "Transaction Fees" shall mean all fees and expenses paid or incurred by the Company or any of its Subsidiaries from and after July 1, 2000 through the date of consummation of the Offer as a result of or in connection with the Offer (including legal, accounting and investment banking fees and expenses) and excluding amounts payable to the Company's lenders and printing costs and expenses;

;provided that, with respect to paragraphs (a), (b), (d) and (e) above, Purchaser shall give the Company advance written notice of any intention by Purchaser to assert the nonsatisfaction of any of the conditions set forth in such paragraphs (a), (b), (d) and (e), which notice shall describe in reasonable detail the basis for the belief that any such condition has not been satisfied; and, provided further that if any breach or failure to perform contemplated by any of such paragraphs (d) and (e) is reasonably capable of being cured through the exercise by the Company of its reasonable best efforts and for so long as the Company continues to use such reasonable best efforts to cure such breach or failure to perform, the Purchaser shall not terminate the Offer under such paragraphs (d) or (e) until the 10th day after such notice has been delivered to the Company, provided that nothing in the foregoing clause shall require the Purchaser to extend the Offer beyond the Cut-off Date or otherwise or limit any rights of the Purchaser to terminate this

Agreement in accordance with its terms.

         If the Agreement is terminated by Purchaser or Acquisition Sub or by the Company in accordance with its terms, Acquisition Sub shall, and Purchaser shall cause Acquisition Sub to, terminate promptly the Offer.

         The foregoing conditions are for the benefit of Purchaser and Acquisition Sub and may, subject to the terms and conditions of the Agreement, be waived by Purchaser and Acquisition Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Acquisition Sub reserves the right to assert the occurrence or non-occurrence of an Offer Condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, Acquisition Sub shall either promptly pay for such Shares or promptly return such Shares.

         Each term which is defined in the Agreement has the same meaning wherever it is used in this ANNEX A as the meaning given such term in the Agreement.

                                                                       EXHIBIT A

Milton Nevitt

Joseph Feldman

Stephen Nevitt

Michael Guccione

Nevitt Funding Trust

                                                                       EXHIBIT B


Attached hereto.

                                                                       EXHIBIT C

Attached hereto.

                                                                       EXHIBIT D

Attached hereto.

                                                                       EXHIBIT E

Attached hereto.

                                                                       EXHIBIT F


Attached hereto.

                                                                       EXHIBIT G


Attached hereto.

                             FORM OF PAY-OFF LETTER


Attached hereto.